EXHIBIT 10.1

STANDARD FORM OFFICE LEASE

BETWEEN

WESTCORE PENINSULA VINTAGE, LLC,

a Delaware limited liability company,

as Landlord,

AND

OXIS INTERNATIONAL, INC.,

a Delaware corporation

as Tenant

Dated: February 2, 2006

For Premises Located at:

VINTAGE PARK
Suite B
323 Vintage Park Drive
Foster City, California 94404

LEASE

This Standard Form Office Lease (this “Lease”) is made as of February 2, 2006 (the “Lease Date”), by WESTCORE PENINSULA VINTAGE, LLC, a Delaware limited liability company (“Landlord”), and OXIS INTERNATIONAL, INC., a Delaware corporation (“Tenant”).

Landlord and Tenant, intending to be legally bound, and in consideration of their mutual covenants and all conditions of this Lease, covenant and agree as follows.

BASIC LEASE PROVISIONS

1.    DEFINED TERMS

In this Lease the following terms have the meanings set forth below.

1.1.    Premises. Approximately 4,136 rentable square feet, known as Suite B of the Building, as outlined on Exhibit A attached to and made a part of this Lease.

1.2.    Building. The building containing approximately 25,503 rentable square feet, and all future alterations, additions, improvements, restorations or replacements, commonly known as 323 Vintage Park Drive, Foster City, California.

1.3.    Term. Three (3) years.

1.4.    Commencement Date. April 1, 2006, subject to adjustment as set forth in Article 3.

1.5.    Expiration Date. March 31, 2009, subject to adjustment as set forth in Article 3.

1.6.    Base Rent. Commencing on the Commencement Date and continuing throughout the Term, Tenant shall pay Base Rent in accordance with the following schedule:

Lease Year	Monthly Base Rent Per Rentable Square Foot	Monthly Base Rent
1	$1.25	$5,170.00
2	$1.29 (rounded)	$5,325.10
3	$1.33 (rounded)	$5,484.85

1.7.    Security Deposit. $5,484.85.

1.8.    Intentionally Omitted.

1.9.    Tenant’s Proportionate Share of Operating Costs. Approximately 16.22% of the Operating Costs as defined in Article 5 allocable to the Building, based upon the rentable square feet of the Premises, compared to the total rentable square feet of the Building.

1.10.    Permitted Use. Research and development and general office use and for no other use or purposes whatsoever.

1.11.    Tenant’s Trade Name. Oxis International, Inc.

1.12.    Broker.
Landlord’s: Cornish & Carey Commercial
Tenant’s: Cornish & Carey Commercial

1.13.    Guarantor(s): None.

1.14.    Intentionally Omitted.

1.15.    Landlord’s Address.

c/o Westcore Properties, LLC
235 Pine Street, Suite 1150
San Francisco, California 94104
Attention: Property Manager

With a copy to:

Westcore Properties, LLC
4445 Eastgate Mall, Suite 210
San Diego, California 92121
Attention: Asset Manager

1.16.    Tenant’s Address.

Before occupancy:
OXIS International
6040 North Cutter Circle
Suite 317
Portland, Oregon 97217

After Occupancy: The Premises

1.17.    Parking. Twelve (12) unreserved spaces at the then prevailing rate in the Building, which rate is currently at no cost to Tenant.

1.18.    Amount due on Execution of Lease. Upon Tenant’s execution of this Lease, Tenant shall pay the following amount to Landlord:

Monthly Rent:	$5,170.00
(For the First Month of the Term)
Security Deposit:	$5,484.85
Construction Contribution (Section 2):	$1,666.67
TOTAL DUE ON EXECUTION OF LEASE:	$12,321.52

2.    PREMISES DEMISED

Landlord and Tenant acknowledge that a portion of the Premises are currently occupied by another tenant, Conformis, Inc. (the “Existing Tenant”), in accordance with that certain Lease Agreement dated July 9, 2004, by and between Landlord and the Existing Tenant (the “Existing Lease”). As consideration for the Existing Tenant’s agreement to surrender the portion of the Premises occupied by it, Tenant agrees to contribute $1,666.67 (the “Construction Contribution”) for use by Existing Tenant to build out a new room located within its premises. This Lease is expressly conditioned upon (a) the execution by Landlord and the Existing Tenant of an amendment to the Existing Lease which provides for the surrender of possession of such portion of the Premises to Landlord, (b) Existing Tenant’s vacation and surrender of the Premises to Landlord, and (c) Tenant’s payment of the Construction Contribution to Landlord concurrently with its execution and delivery of this Lease (collectively, the “Surrender Condition”). In the event that the Surrender Condition is not satisfied on or before March 1, 2006, Tenant may terminate this Lease by delivering five (5) business days written prior notice to Landlord; provided, however, that if such Surrender Condition is satisfied within such five (5) business day period, Tenant’s termination notice shall have no effect and this Lease shall be in full force and effect. Subject to the foregoing conditions precedent, Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the premises described in Section 1.1 (“Premises”) on the terms and conditions set forth in this Lease (including all exhibits and attachments hereto, which are incorporated herein by reference). Tenant’s obligations under this Lease shall commence as of the Lease Date, except as otherwise expressly provided in this Lease. As used in this Lease, the term “Project” includes the Building, three (3) other buildings located adjacent to the Building, adjoining parking areas and garages, if any, and the surrounding land and air space which are the site and grounds for the Building and parking areas and garages.

3.    TERM; OPTION TERM

3.1.    Initial Term. The Term, Commencement Date and Expiration Date shall be as specified in Sections 1.3, 1.4, and 1.5, respectively. However, the Commencement Date shall be adjusted if necessary, and documented in the form of Exhibit C attached hereto, to the earlier of: (a) the date of “Substantial Completion” of the “Tenant Improvements” as those terms are defined in the Tenant Work Letter, attached hereto as Exhibit B; or (b) the date Tenant takes possession of the Premises, and the Expiration Date shall be adjusted accordingly; provided that if the Commencement Date is not the first day of the month, then the Expiration Date shall be the last day of the month in which the third (3rd) anniversary of the Commencement Date occurs. In the event that the Commencement Date does not occur on or before July 1, 2006 (the “Outside Commencement Date”), subject to delays caused by Tenant or Force Majeure, then Tenant shall have the right to terminate this Lease by giving Landlord written notice within ten (10) days after the Outside Commencement Date. If Tenant timely gives such notice to Landlord, then (i) this Lease shall terminate ten (10) days after Landlord’s receipt of Tenant’s notice, (ii) Landlord shall reimburse to Tenant any prepaid rent, and (iii) Landlord and Tenant shall have no further rights or obligations to each other pursuant to this Lease. For purposes of this Lease, the term “Lease Year” shall mean each consecutive twelve (12) month period during the Term, commencing on the Commencement Date; provided, however, that the first Lease Year shall commence on the Commencement Date and end on the last day of the eleventh month thereafter and the second and each succeeding Lease Year shall commence on the first day of the next calendar month; and further provided that the last Lease Year shall end on the Lease Expiration Date. The terms and provisions of this Lease shall be effective as of the Lease Date. In addition, any references in this Lease to the “Term” or words of similar import shall mean the Term together with any Option Term (as defined below), unless the context clearly indicates otherwise.

3.2.    Option Terms. Tenant shall have one (1) option to extend the Term for a period of three (3) years (the “Option Term”), which Option shall be exercisable by written notice delivered by Tenant to Landlord as provided in Section 3.2.1., below, provided that Tenant has not committed an Event of Default which has not been cured, as such term is defined in Article 24 below, as of the date of delivery of such notice. The Option to extend the Term shall be exercisable by Tenant only if the originally named Tenant or a Permitted Transferee (as hereinafter defined) is in possession of one hundred percent (100%) of the Premises.

3.2.1.    Exercise of Option. The Option may be exercised by Tenant, if at all, only in the following manner: (i) Tenant shall deliver written notice (the “Option Notice”) to Landlord not more than twelve (12) months nor less than eight (8) months prior to the expiration of the Term, stating that Tenant is interested in exercising its option; (ii) Landlord, after receipt of Tenant’s notice, shall deliver notice (the “Option Rent Notice”) to Tenant within thirty (30) days of Landlord’s receipt of the Option Notice setting forth the “Option Rent,” as that term is defined in Section 3.2.2, below, which shall be applicable to the Lease during the Option Term; and (iii) if Tenant wishes to exercise such Option, Tenant shall, on or before the date occurring six (6) months prior to the expiration of the Term, exercise such Option by delivering written notice thereof to Landlord, and upon, and concurrent with, such exercise, if the Option Rent was determined in accordance with Section 3.2.2, below, Tenant may, at its option, object to the Option Rent contained in the Option Rent Notice, in which case the parties shall follow the procedure, and the Option Rent shall be determined, as set forth in Section 3.2.3, below.

3.2.2.    Option Rent. The rent payable by Tenant during the Option Term (the “Option Rent”) shall be equal to the prevailing monthly market rental value for comparable space in the area in which the Building is located (including additional rent and considering any “base year” or “expense stop” applicable thereto), including all escalations, at which tenants, as of the commencement of the Option Term, are leasing non-sublease, non-renewal, non-encumbered, non-equity space in comparable buildings for a comparable term. In no event shall the Option Rent be less than the Base Rent then in effect.

3.2.3.    Determination of Option Rent. In the event Tenant timely and appropriately objects to the Option Rent, Landlord and Tenant shall attempt to agree upon the Option Rent using their best good-faith efforts. If Landlord and Tenant fail to reach agreement within ten (10) days following Tenant’s objection to the Option Rent (the “Outside Agreement Date”), then Tenant may give written notice (“Appraisal Notice”) to Landlord that Tenant desires to have the Option Rent determined by appraisal pursuant to the procedures set forth in Sections 3.2.3.1 through 3.2.3.5, below.

3.2.3.1.    Within ten (10) days after Landlord’s receipt of the Appraisal Notice in accordance with this Section, Landlord and Tenant shall agree upon a list of three (3) independent, unaffiliated real estate brokers with at least five (5) years’ full-time experience brokering commercial properties within ten (10) miles of the Project. Within five (5) days after agreement upon the list of brokers, Landlord and Tenant shall meet and each shall have the right to disqualify one (1) of the brokers until only one (1) broker (“Broker”) has not been disqualified by either Landlord or Tenant.

3.2.3.2.    Within fifteen (15) days after the appointment of the Broker, the parties shall each submit their determination of the Option Rent to the Broker and the Broker shall independently determine the Option Rent. The Option Rent shall equal the Option Rent submitted by Landlord or Tenant that is closest to the Option Rent determined by the Broker. The Broker shall not divulge to Landlord or Tenant the Option Rent determined by the Broker until both parties instruct it to do so in writing. The determination of the Broker in accordance with this Section 3.2 shall be final and binding on the parties and a judgment may be rendered thereon in a court of competent jurisdiction.

3.2.3.3.    If the parties fail to select the three (3) qualified brokers or the Broker, a Broker shall be selected by the then-Presiding Judge of the Superior Court of the State of California of the County in which the Property is located, acting in his individual judicial capacity.

3.2.3.4.    The cost of arbitration shall be paid by Landlord and Tenant equally.

3.2.3.5.    During the period requiring the adjustment of monthly Rent (as hereinafter defined) to Option Rent, Tenant shall pay, as monthly Rent pending such determination, the monthly Rent in effect for the Premises immediately prior to such adjustment; provided, however, that upon the determination of the applicable Option Rent, Tenant shall pay Landlord the difference between the amount of monthly Rent Tenant actually paid and Option Rent immediately upon the determination of the Option Rent.

4.    SECURITY DEPOSIT

Concurrently with Tenant’s execution of this Lease, Tenant shall deposit with Landlord in the amount set forth in Section 1.7, a security deposit as security for the performance of all of Tenant’s obligations under this Lease. Within thirty (30) days after the expiration of the Term or any earlier termination of this Lease, Landlord shall (provided that Tenant is not in default under this Lease) return the security deposit to Tenant, less such portion as Landlord shall have appropriated to make good any default by Tenant. Landlord shall have the right, but not the obligation, to apply all or any portion of the security deposit to cure any Tenant default at any time, in which event Tenant shall be obligated to restore the security deposit to its original amount within ten (10) business days, and Tenant’s failure to do so shall be deemed to be a material default of this Lease. Tenant hereby waives (i) California Civil Code Section 1950.7, as amended or recodified from time to time, and any and all other laws, rules and regulations, now or hereafter in force, applicable to security deposits in the commercial context (“Security Deposit Laws”), and (ii) any and all rights, duties and obligations either party may now or, in the future, will have relating to or arising from the Security Deposit Laws. Notwithstanding anything to the contrary contained herein, the security deposit may be retained and applied by Landlord (a) to offset Rent (as defined in Section 5.3) which is unpaid either before or after the termination of this Lease, and (b) against other damages suffered by Landlord before or after the termination of this Lease, whether foreseeable or unforeseeable, caused by the act or omission of Tenant or any officer, employee, agent or invitee of Tenant. The security deposit shall be held by Landlord free of trust, and may be commingled with other funds and accounts of Landlord or its agents, and Tenant shall not be entitled to receive any interest earned with respect thereto. In the event of a sale of the Project or assignment of this Lease by Landlord to any person other than a mortgagee, Landlord shall have the right to transfer the security deposit to its vendee or assignee, subject to Tenant’s aforesaid rights upon termination, and thereupon Landlord shall be released and relieved from any liability with respect to the return of such security deposit to Tenant, such vendee or assignee to be solely responsible to Tenant therefor.

5.    RENT

5.1.    Tenant agrees to pay the Base Rent set forth in Section 1.6 for each month of the Term, payable in advance on the first day of each month commencing with the Commencement Date, without any deduction or setoff whatsoever. All payments of Rent (as defined in Section 5.3) shall be payable in lawful U.S. money. Payments shall not be deemed received until actual receipt thereof by Landlord. If the Commencement Date is not the first day of a month, or if the Expiration Date is not the last day of a month, a prorated monthly installment shall be paid at the then current rate for the fractional month during which this Lease commences or terminates. At the time of execution of this Lease by Tenant, Tenant shall pay all money due to Landlord as set forth in Section 1.18.

5.2.    Intentionally Deleted.

5.3.    In addition to Base Rent, Tenant shall pay to Landlord on the first day of each and every month of this Lease, one-twelfth (1/12th) of the Landlord’s reasonable estimate of Tenant’s Proportionate Share of the Operating Costs for that calendar year. The parties acknowledge that Landlord’s initial estimate of the monthly Operating Costs for the 2006 calendar year is equal to $.46 per rentable square foot. Such estimate is not a maximum or a cap, but only an estimate which is subject to adjustment. Landlord shall have the right, at any time and from time to time during the term of this Lease, by notice to Tenant, to change said estimate. Landlord and Tenant agree and stipulate that the rentable area in the Building, the rentable area in the Premises, and Tenant’s Proportionate Share of the Operating Costs are as set forth in Sections 1.1, 1.2 and 1.9 of this Lease. Tenant acknowledges that: (i) Landlord makes no representation as to the actual rentable square footage of the Premises or the Building, and (ii) there shall be no adjustment to the Base Rent based upon any other or additional measurement of rentable square footage. Any discrepancy discovered after the Lease Date in connection with the square footages stated in Sections 1.1 and 1.2 shall not be a basis for an adjustment in the Base Rent, unless otherwise agreed in writing by Landlord and Tenant. Base Rent, Tenant’s Proportionate Share of Operating Costs, and all other amounts payable by Tenant under this Lease whether to Landlord or to others are collectively defined as the “Rent.”

5.4.    “Operating Costs” shall be determined for each calendar year by taking into account on a consistent basis all costs of management, maintenance, and operation of the Project. Operating Costs shall include but not be limited to: (i) the cost of supplying all utilities, the cost of operating, maintaining, repairing, renovating and managing the utility systems, mechanical systems, sanitary and storm drainage systems, and escalator and elevator systems, and the cost of supplies and equipment and maintenance and service contracts in connection therewith; (ii) the cost of licenses, certificates, permits and inspections and the cost of contesting the validity or applicability of any governmental enactments which may affect Operating Costs, and the costs incurred in connection with the implementation and operation of a transportation system management program or similar program; (iii) the cost of insurance carried by Landlord, in such amounts as Landlord may reasonably determine, including, without limitation, insurance premiums and insurance deductibles paid or incurred by Landlord; (iv) fees, charges and other costs, including, without limitation, management fees, consulting fees, legal fees and accounting fees, of all persons engaged by Landlord or otherwise reasonably incurred by Landlord in connection with the management, operation, maintenance and repair of the Project; (v) wages, salaries and other compensation and benefits of all persons engaged in the operation, maintenance or security of the Building, and employer’s Social Security taxes, unemployment taxes or insurance, and any other taxes which may be levied on such wages, salaries, compensation and benefits; provided, that if any employees of Landlord provide services for more than one building of Landlord, then a prorated portion of such employees’ wages, benefits and taxes shall be included in Operating Costs based on the portion of their working time devoted to the Building; (vi) payments under any easement, license, operating agreement, declaration, restrictive covenant, or instrument pertaining to the sharing of costs by the Building; (vii) operation, repair, maintenance and replacement of all systems, equipment, components or facilities which serve the Building in the whole or in part; (viii) amortization (including, without limitation, interest on the unamortized cost at a rate equal to the floating commercial loan rate announced from time to time by Bank of America, a national banking association, as its prime rate, plus 2% per annum) of the cost of acquiring or the rental expense of personal property used in the maintenance, operation and repair of the Building and Project; and (ix) all federal, state, county, or local governmental or municipal taxes, fees, charges or other impositions of every kind and nature, whether general, special, ordinary or extraordinary because of or in connection with the ownership, leasing and operation of the Project, including, without limitation, any assessment, tax, fee, levy or charge in addition to, or in substitution, partially or totally, of any assessment, tax, fee, levy or charge previously included within the definition of real property tax, it being acknowledged by Tenant and Landlord that Proposition 13 was adopted by the voters of the State of California in the June 1978 election and that assessments, taxes, fees, levies and charges may be imposed by governmental agencies for such services as fire protection, street, sidewalk and road maintenance, conservation, refuse removal, transit and for other governmental services formerly provided without charge to property owners or occupants; (x) costs incurred in connection with the parking areas servicing the Project; and (xi) the cost of capital improvements or other costs incurred in connection with the Project (A) that are intended as a labor-saving device or to effect other economies in the operation or maintenance of the Project, or any portion thereof, (B) that are required under any governmental law or regulation but which were not so required in connection with the Project at the time that permits for the construction of the Building were obtained, or (C) that are in Landlord’s reasonable opinion reasonably necessary to maintain the Project in good condition and repair; provided, however, that each such permitted capital expenditure shall be amortized (including, without limitation, interest on the unamortized cost) over its useful life as Landlord shall reasonably determine. If the Building is a part of a multi-building development, those Operating Costs attributable to such development as a whole (and not attributable solely to any individual building therein) shall be allocated by Landlord to the Building and to the other buildings within such development on an equitable basis. Landlord shall have the right, but not the obligation, from time to time, to equitably allocate some or all of the Operating Costs among different tenants of the building (the “Cost Pools”). Such Cost Pools may include, but shall not be limited to, the office space tenants of the Building and the retail space tenants of the Building. If the Building is less than ninety-five percent (95%) occupied during all or a portion of a calendar year, the variable components of the Operating Costs as determined by Landlord shall be calculated as if the Building had been 95% occupied for the full calendar year. “Operating Costs” shall not include any of the following, for purposes of calculating the portion of Operating Costs payable by Tenant: (1) leasing commissions in connection with leases at the Building, (2) the cost of construction of tenant improvements for a specific tenant of the Building in connection with such tenant’s occupancy of premises in the Building, (3) additions to the Project, (4) advertising, (5) depreciation deductions taken by the Landlord for tax purposes, (6) payment of interest or principal on loans secured by the Project, (7) income taxes of Landlord, (8) rent paid by Landlord under a ground lease for the Project, (9) gift, franchise, inheritance or estate taxes imposed upon or assessed against the interest of any person in the Project, or taxes computed upon the basis of the net income of any owners of any interest in the Project, (10) capital expenditures, improvements or structural changes made to the Building other than those expressly permitted in subsection (xi) above, (11) costs, including permit, license and inspection costs, incurred with respect to the installation of tenant improvements to other tenant’s leased premises within the Project or incurred in renovating or otherwise improving, decorating, painting or redecorating vacant leasable space within the Project, (12) costs in order to market space to potential tenants, leasing commissions, and attorneys’ fees in connection with the negotiation and preparation of letters, deal memos, letters of intent, leases, subleases and/or assignments or other costs in connection with lease, sublease and/or assignment negotiations with presents or prospective tenants or other occupants of the Project, (13) reserves (except that nothing contained herein shall be deemed to prevent Lessor’s collection of anticipated Operating Costs for the current year), (14) ground lease rental on any underlying ground lease or interest, principal, points and/or fees on debts or amortization on any mortgage or mortgages or any other debt instrument encumbering the Project, (15) to the extent any employee of Landlord spends only a portion of his or her time working with respect to the Project (as opposed to full time work with respect to the Project), a prorated amount of such employee’s wages, salaries and compensation based upon the portion of time spent by such employee with respect to the projects other than the Project, (16) costs of correcting any presently existing non-compliance of the Project with applicable laws (as enforced upon the execution of this Lease) other than any such existing non-compliance where compliance work is not presently required to be performed (as opposed to existing non-compliance where compliance work is legally mandated even in the absence of subsequent improvements, alterations or change in use), (17) increased costs of performance resulting from the negligence or willful misconduct of Landlord or Landlord’s agents, employees or contractors, (18) costs incurred due to violation by Landlord or any other tenant in the Project of the terms and conditions of any lease for space within the Project, (19) charitable or political contributions, (20) interest, penalties or other costs arising out of Landlord’s failure to make timely payment of its obligations, (21) overhead and profit paid to Landlord or to subsidiaries or affiliates of Landlord for goods and/or services in the Project to the extent the same exceeds the costs of such goods and/or services rendered by qualified, unaffiliated third parties on a competitive basis, (22) costs to remediate Hazardous Materials located upon, within or beneath the Project (i) prior to the Commencement Date, or (ii) after the Commencement Date as a result of Landlord’s acts, (23) costs (other than ordinary maintenance) for sculpture, paintings and other objects of art, or (24) any excess utility expense payable by another tenant of the Project pursuant to such tenant’s lease.

5.5.    Within one hundred twenty (120) days after December 31 of each calendar year, or as soon thereafter as practicable, the total of the Operating Costs for said calendar year just completed shall be determined by Landlord. Landlord shall give Tenant notice of such determination, and Tenant within thirty (30) days thereafter shall pay to Landlord Tenant’s Proportionate Share of the Operating Costs for such calendar year, less the payments made by Tenant to Landlord during such calendar year for Operating Costs, or, if Tenant has overpaid such amount, Landlord shall credit any excess paid toward Tenant’s next rental payment due. During the first and last years of the Term, Tenant’s Proportionate Share of the Operating Costs shall be adjusted in proportion to the number of days of that calendar year during which this Lease is in effect over the total days in that calendar year.

5.6.    In addition to Tenant’s Proportionate Share of Operating Costs, Tenant shall reimburse Landlord upon demand for any and all taxes required to be paid by Landlord when such taxes are measured by or reasonably attributable to the cost or value of Tenant’s equipment, furniture, fixtures and other personal property located in the Premises.

6.    INITIAL CONSTRUCTION; CONDITION OF THE PREMISES

Construction, if any, to be completed by Landlord will be in accordance with the Tenant Work Letter attached to and made a part of this Lease as Exhibit B. Landlord will not be obligated to construct or install any improvements or facilities of any kind other than those called for in Exhibit B. All improvements shall be the property of Landlord, subject to Section 7.4, and upon termination of this Lease, Tenant shall deliver the Premises to Landlord in the condition required by Article 36. The Premises shall be delivered to Tenant on or before the Commencement Date in broom clean condition with all major building systems, including the electrical, heating, ventilation and air conditioning systems, plumbing and utilities, dock doors and levelers, and the roof of the Premises in good working order as of the Commencement Date.

7.    REPAIRS & ALTERATIONS

7.1.    Subject to reimbursement pursuant to Section 5.3, and subject to the provisions of Section 7.2, and Articles 8 and 14, Landlord agrees to keep in good condition the foundations, exterior walls, structural portions of the Building, the roof and the HVAC, mechanical, electrical, life safety and plumbing systems of the Building not located in or exclusively serving the Premises (expressly excluding, however, any HVAC, mechanical, electrical, plumbing or lighting equipment in the Premises, which repair shall be Tenant’s sole responsibility). Landlord shall not be liable or responsible for breakdowns or temporary interruptions in service or for any repair or maintenance which is caused in whole or in part by the act or omission of Tenant or its agents, contractors, employees, or guests. In the event of any repair or maintenance caused by the act or omission of Tenant, Tenant shall pay for such repair or maintenance upon demand from Landlord and shall indemnify, defend, protect and hold harmless Landlord against any and all loss, cost or liability in connection therewith. Landlord shall have a reasonable time after written notice from Tenant to perform necessary repairs or maintenance. Tenant hereby waives and releases its right to make repairs at Landlord’s expense under Sections 1941 and 1942 of the California Civil Code or under any similar law, statute, or ordinance now or hereafter in effect.

7.2.    Subject to the provisions of Section 7.1, and Articles 8 and 14, Tenant shall keep and maintain the Premises in first class condition and repair, and shall make all necessary repairs thereto at Tenant’s sole cost and expense. Tenant’s repair and maintenance obligations include, without limitation, repairs to: (a) floor coverings; (b) interior partitions; (c) doors; (d) the interior side of demising walls; (e) electronic, phone and data cabling and related equipment that is installed by or for the exclusive benefit of Tenant and located in the Premises or other portions of the Building or the Project; (f) supplemental air conditioning units, kitchens, including hot water heaters, plumbing, and similar facilities exclusively serving the Premises; (g) mechanical (including HVAC), plumbing fixtures, wiring, electrical, and lighting systems serving the Premises; (h) windows, glass and plate glass; (i) ceilings; (j) skylights, smoke hatches and roof vents; (k) fixtures and equipment; and (l) Alterations (as hereinafter defined). If Tenant fails to make any repairs to the Premises for more than thirty (30) days after written notice from Landlord (although notice shall not be required in an emergency), Landlord may make the repairs and Tenant shall pay the reasonable cost of the repairs, together with an administrative charge in an amount equal to ten percent (10%) of the cost of the repairs. In addition, Tenant shall, at its sole cost and expense, provide janitorial service to the Premises in a manner consistent with other similar projects in the Foster City, California area. The janitorial service to be provided by Tenant shall include, but not be limited to, the obligation to clean the exterior windows and to keep the interior of the Premises such as the windows, floors, walls, doors, showcases and fixtures clean and neat in appearance and to remove all trash and debris which may be found in or around the Premises. Tenant is responsible for all redecorating, remodeling, alteration and painting required by Tenant during the Term. Tenant covenants and agrees not to suffer or permit any lien of mechanics or materialmen or others to be placed against the Project, the Building or the Premises with respect to work or services claimed to have been performed for or materials claimed to have been furnished to Tenant or the Premises under this Article 7 or otherwise, and, in case of any such lien attaching or notice of any lien, Tenant covenants and agrees to cause it to be immediately released and removed of record or Landlord, at its sole option, may immediately take all action necessary to release and remove such lien, and Tenant shall, upon demand, immediately reimburse Landlord for all costs and expenses relating thereto incurred by Landlord.

7.3.    Tenant may not make any improvements, alterations, additions or changes to the Premises (collectively, the “Alterations”) without first procuring the written consent of Landlord to such Alterations, which consent shall be requested by Tenant not less than thirty (30) days prior to the commencement thereof, and which consent shall not be unreasonably withheld by Landlord. Landlord may condition its consent on, among other things, its receipt, review and approval of complete plans and specifications for such Alterations, the installation of additional risers, feeders and other appropriate equipment as well as utility meters. The installation, maintenance, repair and replacement, as well as all charges in connection with all such meters and equipment shall be at Tenant’s sole cost and expense. Notwithstanding the foregoing, Tenant shall have the right without Landlord’s consent but upon five (5) business days’ prior notice to Landlord to make cosmetic, non-structural Alterations to the Premises in accordance with the terms of this Lease, provided that such Alterations do not (i) affect the exterior of the Premises or the Project (nor may such Alterations be visible from street level on the exterior of the Building), (ii) affect the Project’s electrical, ventilation, plumbing, elevator, mechanical, air conditioning or any other systems therein, or (iii) exceed $10,000 in the aggregate per year. The construction of the initial improvements to the Premises shall be governed by the terms of the Tenant Work Letter, attached hereto as Exhibit B, and not the terms of this Article 7.

7.4.    Except to the extent Tenant requests and Landlord designates otherwise at the time Landlord approves such Alterations, all or any part of the Alterations, whether made with or without the consent of Landlord, shall, at the election of Landlord, either be removed by Tenant at its expense before the expiration or earlier termination of this Lease or shall remain upon the Premises and be surrendered therewith at the Expiration Date or earlier termination of this Lease as the property of Landlord without disturbance or injury. If Landlord requires the removal of all or part of any Alterations, Tenant, at its expense, shall immediately repair any damage to the Premises or the Building caused by such removal. If Tenant fails to remove the Alterations upon Landlord’s request, then Landlord may (but shall not be obligated to) remove them and the cost of removal and repair of any damage together with all other damages which Landlord may suffer by reason of the failure of Tenant to remove Alterations, shall be paid by Tenant to Landlord upon demand. Tenant shall not be entitled to any compensation from Landlord for any Alterations removed by Landlord or at Landlord’s direction.

7.5.    Tenant shall construct such Alterations and perform such repairs in conformance with any and all applicable rules and regulations of any federal, state, county or municipal code or ordinance and pursuant to a valid building permit, issued by the applicable municipality, in conformance with Landlord’s construction rules and regulations. Landlord’s consent to such Alterations or Landlord’s approval of the plans, specifications, and working drawings for such Alterations will create no responsibility or liability on the part of Landlord for the completeness, design, sufficiency or compliance with all laws, rules and regulations of governmental agencies or authorities (including without limitation the Americans With Disabilities Act of 1990, as amended from title to time, and the provisions of that Act applicable to the Project or any part of it) with respect to such Alterations. All work with respect to any Alterations must be done in a good and workmanlike manner and diligently prosecuted to completion to the end that the Premises shall at all times be a complete unit except during the period of work. In performing the work of any such Alterations, Tenant shall have the work performed in such manner as not to obstruct access to the Building or the Common Areas for any other tenant of the Building, and as not to obstruct the business of Landlord or other tenants in the Building, or interfere with the labor force working in the Building. Not less than fifteen nor more than twenty days prior to commencement of any Alterations, Tenant shall notify Landlord in writing of the work commencement date so that Landlord may post notices of nonresponsibility about the Premises. Upon completion of any Alterations, Tenant agrees to cause a Notice of Completion to be recorded in the office of the Recorder of the County in which the Premises are located in accordance with Section 3093 of the Civil Code of the State of California or any successor statute, and Tenant shall deliver to the Building management office a reproducible copy of the “as built” drawings of the Alterations, if any.

7.6.    The charges for work performed by a contractor selected by Landlord shall be deemed Rent under this Lease, payable upon billing therefor, either periodically during construction or upon the substantial completion of such work, at Landlord’s option. Upon completion of such work, Tenant shall deliver to Landlord evidence of payment, contractors’ affidavits and full and final waivers of all liens for labor, services or materials. Tenant shall pay to Landlord a percentage of the cost of such work sufficient to compensate Landlord for all overhead, general conditions, fees and other costs and expenses arising from Landlord’s involvement with such work.

7.7.    In the event that Tenant makes any Alterations, Tenant agrees to carry “Builder’s All Risk” insurance in an amount approved by Landlord covering the construction of such Alterations, and such other insurance as Landlord may require, it being understood and agreed that all of such Alterations shall be insured by Tenant pursuant to Article 9 of this Lease immediately upon completion thereof. In addition, Landlord may, in its discretion, require Tenant to obtain a lien and completion bond or some alternate form of security satisfactory to Landlord in an amount sufficient to ensure the lien-free completion of such Alterations and naming Landlord a co-obligee.

8.    FIRE OR CASUALTY DAMAGE

8.1.    Repair of Damage to Premises by Landlord. If the Premises or any portion of the Project is damaged by fire or other cause (the “Occurrence”) without the negligence or willful act of Tenant or its partners, trustees, officers, directors, shareholders, members, beneficiaries, licensees, invitees, or any subtenants or subtenants’ agents, employees, contractors, or invitees, servants, guests, or independent contractors (collectively, “Tenant Persons”), Landlord shall diligently, and as soon as practicable, repair the damage; provided, however, that Landlord may elect not to rebuild or restore the Premises or any portion of the Project, and instead terminate this Lease, by notifying Tenant in writing of such termination within ninety (90) days after the date on which Landlord has actually discovered the full extent and nature of such damages, such notice to include a lease termination date and a date for Tenant to vacate the Premises. Landlord may so elect to terminate this Lease only if the Building shall be damaged by fire or other cause, whether or not the Premises are affected, and one or more of the following conditions is present: (i) repairs cannot reasonably be completed within two hundred (200) days after the Occurrence; (ii) the Occurrence occurs during the last Lease Year; (iii) the holder of any mortgage on the Building or ground lessor with respect to the Project shall require that the insurance proceeds or any portion thereof be used to retire all or a portion of the mortgage debt, or shall terminate the ground lease, as the case may be; (iv) Landlord’s insurer has not agreed that the damage is fully covered, except for deductible amounts, by Landlord’s insurance policies; or (v) in Landlord’s sole discretion, twenty percent (20%) or more of the rentable floor area of the Project is unusable, unmarketable, damaged or destroyed. If Landlord terminates this Lease, the Base Rent and Tenant’s Proportionate Share of increases in Operating Costs (collectively, “Periodic Rent”) shall be apportioned and paid to the date of termination (subject to abatement as provided below). Such repair or restoration by Landlord shall be to substantially the same condition of the base, shell, and core of the Premises and common areas prior to the casualty, except for modifications required by zoning and building codes and other laws or by the holder of a mortgage on the Building, or the lessor of a ground or underlying lease with respect to the Project or portion thereof, or any other modifications to the Common Areas reasonably deemed desirable by Landlord, which are consistent with the character of the Project, provided access to the Premises and any common restrooms serving the Premises shall not be materially impaired. Notwithstanding any other provision of this Lease, upon the occurrence of any damage to the Premises, Tenant shall assign to Landlord (or to any party designated by Landlord) all insurance proceeds payable to Tenant under Tenant’s insurance required under Section 9.1.2 of this Lease that are attributable to the tenant improvements and Alterations, and Landlord shall repair any injury or damage to the tenant improvements and Alterations installed in the Premises and shall return such tenant improvements to their condition prior to the Occurrence; provided that if the cost of such repair by Landlord exceeds the amount of insurance proceeds received by Landlord from Tenant’s insurance carrier, as assigned by Tenant, the cost of such repairs shall be paid by Tenant to Landlord prior to Landlord’s repair of the damage. In connection with such repairs and replacements, Tenant shall, prior to the commencement of construction, submit to Landlord, for Landlord’s review and approval, all plans, specifications and working drawings relating thereto, and Landlord shall select the contractors to perform such improvement work.

8.2.    Termination By Either Party.

8.2.1.    If Landlord does not elect to terminate this Lease under the terms of Section 8.1, but the damage required to be repaired by Landlord is not repaired by the end of the 200 Day Period, then either Landlord or Tenant (subject to Section 8.2.2), within thirty (30) days after the end of the 200 Day Period, may terminate this Lease by written notice to the other party, in which event this Lease shall terminate as of the date of receipt of the notice, and the Periodic Rent shall be apportioned and paid to the date of termination (subject to abatement as provided below). The “200 Day Period” shall mean the period beginning on the date of the Occurrence and ending two hundred (200) days from the date of the Occurrence, provided that such 200 Day Period shall not be extended for any delays caused by Force Majeure. Notwithstanding the preceding provisions of this Section 8.2.1, if (a) Landlord has not elected to terminate this Lease pursuant to the terms of Section 8.1, and (b) Landlord is proceeding to complete the repairs, then neither party shall have the right to terminate this Lease if, before the end of the 200 Day Period, Landlord, at Landlord’s sole option, gives written notice to Tenant that the repairs will be completed within thirty (30) days after the end of the 200 Day Period, and the repairs are actually completed within such thirty day period. If the repairs are not completed within thirty days after the end of the 200 Day Period, then either party may terminate this Lease by written notice to the other party. Such notice of termination shall be given within sixty (60) days after the end of the 200 Day Period, and shall be effective upon receipt thereof by the other party to this Lease.

8.2.2.    Notwithstanding the provisions of Section 8.2.1, Tenant shall have the right to terminate this Lease under Section 8.2.1 only if each of the following conditions is satisfied: (a) the damage to the Project by fire or other casualty was not caused by the gross negligence or intentional act of Tenant Persons; (b) there is then no uncured Event of Default by Tenant; and (c) as a result of the damage, Tenant cannot reasonably conduct business from the Premises.

8.3.    Rent Abatement. Subject to the last sentence of this Section 8.3, during the period that the damaged portion of the Premises is rendered untenantable by the damage, Periodic Rent shall be reduced by the ratio that the rentable square footage of the Premises thereby rendered untenantable bears to the total rentable square footage of the Premises, provided that (i) Tenant does not occupy or use such untenantable portion of the Premises during such rent abatement period, and (ii) Tenant shall, as soon as reasonably practicable after the event purportedly giving rise to rent abatement, give written notice to Landlord of Tenant’s claim for rent abatement and the basis therefor, including the date when Tenant vacated the Premises or portion thereof as a result of the Occurrence. Notwithstanding the preceding sentence, if the damage was the consequence of the fault or negligence of any of the Tenant Persons, then the Periodic Rent shall be abated only to the extent Landlord actually receives rental or business interruption proceeds allocated to the Periodic Rent for the Premises. If the rent abatement period expressly provided in this Section 8.3 is for a period of less than five days, then Periodic Rent for the first such five days shall be abated only to the extent that Landlord actually receives rental or business interruption proceeds allocable to such Periodic Rent to be abated.

8.4.    Tenant Liability for Damages. Subject to Section 8.5, all injury or damage to the Premises or the Building resulting from the gross negligence or intentional acts or misconduct of any Tenant Persons shall be repaired at the sole cost of Tenant, payable on demand by Landlord, or at Landlord’s option, Landlord may require Tenant to perform such repairs or portion thereof and Periodic Rent shall not abate. If Landlord shall so elect, Landlord shall have the right to make repairs to the standard tenant improvements, not including any tenant extras, Alterations, or personal property, and any expense incurred by Landlord, together with interest thereon at the rate of ten percent (10%) per year shall be paid by Tenant upon demand.

8.5.    Release to Extent of Insurance Proceeds. Notwithstanding any other provisions of this Lease, and provided that any applicable insurance coverage is not thereby invalidated, limited, or made more expensive, Tenant shall be relieved from the obligation to repair or pay for physical injury or damage to the Project resulting from the negligence, gross negligence or intentional act or misconduct of any of Tenant Persons only to the extent that Landlord actually receives insurance proceeds for complete payment in full for such repairs from Tenant’s or Landlord’s insurance.

8.6.    Insurance Deductible. Notwithstanding the preceding provisions in this Article 8 concerning abatement of Periodic Rent, Tenant shall not be relieved from its obligation to pay Tenant’s Proportionate Share of the insurance deductibles under insurance policies carried by Landlord.

8.7.    Waiver of Statutes. The provisions of this Lease, including, without limitation, this Article 8, constitute an express agreement between Landlord and Tenant with respect to any and all damage to, or destruction of, all or any part of the Premises, the Building, or any other portion of the Project, and any statute or regulation of the State in which the Building is located, including, without limitation, Sections 1932(2) and 1933(4) of the California Civil Code, with respect to any rights or obligations concerning damage or destruction in the absence of an express agreement between the parties, and any other such statute or regulation which may hereafter be in effect, shall have no application to this Lease or any damage or destruction to all or any part of the Premises, the Building, or any other portion of the Project.

9.    INSURANCE

9.1.    Tenant shall during the entire Term maintain the following insurance coverage:

9.1.1.    Commercial General Liability Insurance for personal injury and property damage claims arising out of Tenant’s occupation or use of the Premises and from its business operations, and including liability arising under any indemnity set forth in this Lease in amounts of not less than $2 million for each occurrence and $3 million for all occurrences each year.

9.1.2.    Property damage insurance covering all Tenant’s furniture, trade fixtures, office equipment, merchandise and other property in the Premises and all original and later-installed tenant improvements in the Premises (including, without limitation, the Tenant Improvements). This insurance shall be a “Causes of Loss - Special Form” (formerly known as “All Risk”) policy covering the full replacement cost of the items covered and including vandalism, malicious mischief, earthquake sprinkler leakage coverages.

9.1.3.    All required workers’ compensation or other similar insurance pursuant to all applicable state and local statutes and regulations.

9.1.4.    Adequate business interruption insurance to cover a period of not less than twelve (12) months.

9.2.    All insurance provided by Tenant under this Lease shall be coordinated with any preceding, concurrent or subsequent, occurrence or claims made insurance, in such a manner as to avoid any gap in coverage against claims arising out of occurrences, conduct or events which take place during the period beginning on the Lease Date and ending on termination of this Lease.

9.3.    Landlord makes no representation that the insurance coverage required of Tenant provides adequate coverage for Tenant’s needs or for its obligations under this Lease. Tenant shall not do or permit to be done anything which shall cause the cancellation of, invalidate, increase the rate of, or otherwise adversely affect, the insurance policies referred to in this Article 9.

9.4.    Landlord shall not be deemed to have waived or reduced any of the insurance coverage requirements for Tenant except by an express written agreement to that effect. The receipt by Landlord or its contractors or agents of insurance policies, certificates, letters, or other correspondence, documents or information which do not conform to the insurance requirements of this Lease, or the failure of Landlord to receive policies, certificates, or other documentation required by this Article 9, shall not be deemed to be Landlord’s consent to a waiver or reduction of any such requirements, despite any failure by Landlord to object to same at the time of receipt (or lack of receipt), or thereafter. Any reduction, modification, or waiver of any of Tenant’s insurance requirements under this Lease may be made only by a written document signed by Landlord and Tenant which expressly amends the pertinent described portions of this Lease.

9.5.    Where Landlord provides written notice to Tenant regarding Tenant’s failure to maintain the insurance required of Tenant in this Article 9 and Tenant fails to obtain such insurance within two (2) business days after receipt of such notice, Landlord shall have the right and option, but not the obligation, to maintain any or all of the insurance which is required in Section 9.1 to be provided by Tenant if Tenant fails to maintain the insurance required of Tenant in this Article 9. All costs of Tenant’s insurance provided by the Landlord shall be obtained at Tenant’s expense.

9.6.    The minimum insurance requirements set forth in this Lease shall not limit the liability of Tenant under this Lease. The Landlord, and any parties specified by the Landlord, shall be named as additional insureds under the Tenant’s insurance. All insurance companies providing insurance pursuant to this Article shall be rated at least A-XII in Best’s Key Rating Guide and shall be otherwise reasonably acceptable to Landlord and licensed and qualified to do business in the State of California. Insurance provided by the Tenant shall be primary as to all covered claims and any insurance carried by Landlord is excess and is non-contributing. Each Tenant’s insurance policy must not be cancelable or modifiable except upon thirty (30) days prior written notice to Landlord and any specified mortgagee of Landlord. The insurance must also contain a severability of interest clause acceptable to Landlord. Copies of policies or original certificates of insurance with respect to each policy shall be delivered to the Landlord prior to the Commencement Date, and thereafter, at least thirty (30) days before the expiration of each existing policy. Any insurance required hereunder of Tenant may be provided with blanket insurance policy(ies) insuring Tenant at locations in addition to the Premises, so long as such blanket policy(ies) expressly affords the coverage required of Tenant under this Lease. Tenant shall take all necessary steps so as to prevent the actual effective aggregate coverage of such blanket policy(ies) from ever being eroded at any time by claims, or reserves therefor established by the insurer, so that the minimum coverage afforded to Landlord required by this Lease shall at all times remain in effect. Notwithstanding the foregoing, Landlord shall obtain and keep in force during the term of this Lease in customary amounts for buildings comparable to the Building a “Causes of Loss - Special Form” insurance policy covering loss or damage to the Building.

9.7.    Landlord has the right at any time, but not the obligation, to reasonably change, cancel, decrease or increase any insurance required or specified under this Lease. Landlord at its option may obtain any of the required insurance directly or through umbrella policies covering the Building and other assets owned by Landlord.

9.8.    Landlord and Tenant agree to request that their respective insurance companies issuing property damage insurance waive any rights of subrogation that such companies may have against Landlord or Tenant, as the case may be, so long as the insurance carried by Landlord or Tenant, respectively, is not invalidated thereby. As long as such waivers of subrogation are contained in their respective insurance policies, Landlord and Tenant hereby waive any right that either may have against the other on account of any loss or damage to their respective property to the extent such loss or damage is actually insured under policies of insurance for fire and all risk coverage, theft, public liability, or other similar insurance.

9.9.    Tenant shall not conduct or permit to be conducted by its employees, agents, guests or invitees any activity, or place any equipment in or about the Premises or the Building that will in any way increase the cost of fire insurance or other Landlord insurance on the Building. If any increase in the cost of fire insurance or other insurance is stated by any insurance company or by the applicable Insurance Rating Bureau, if any, to be due to any activity or equipment of Tenant in or about the Premises or the Building, such statement shall be conclusive evidence that the increase in such cost is due to such activity or equipment and, as a result thereof, Tenant shall be liable for the amount of such increase. Tenant shall reimburse Landlord for such amount upon written demand from Landlord and any such sum shall be considered additional Rent payable hereunder. Tenant, at its sole expense, shall comply with any and all requirements of any insurance organization or company necessary for the maintenance of reasonable fire and public liability insurance covering the Premises and the Building.

10.    WAIVER AND INDEMNIFICATION

To the extent not prohibited by law, Landlord, its partners, trustees, ancillary trustees and their respective officers, directors, shareholders, members, beneficiaries, agents, servants, employees, and independent contractors (collectively, “Landlord Persons”) shall not be liable for any damage either to person or property or resulting from the loss of use thereof, which damage is sustained by Tenant or by other persons claiming through Tenant except for damage arising solely from the gross negligence or intentional misconduct of Landlord Persons. Tenant agrees to protect, indemnify, defend, and hold Landlord harmless from all claims and all costs, including reasonable attorneys’ fees, expenses and liabilities, except those caused solely by Landlord’s negligence, in any way arising or resulting from (a) any accident, injury, death, loss or damage to any person or to any property including, without limitation, the person and property of Tenant and its employees, agents, officers, guests, and all other persons at any time in the Building or the Premises or the Common Areas, (b) the occupancy or use of the Premises by the Tenant, or (c) any act or omission or negligence of Tenant or any agent, licensee, or invitee of Tenant, or its contractors, employees, or any subtenant or subtenant’s agents, employees, contractors, or invitees. The indemnification obligations of Tenant under this Lease shall survive the expiration or earlier termination of this Lease.

11.    USE OF PREMISES

11.1.    The Premises are leased to Tenant for the sole purpose set forth in Section 1.10 and Tenant shall not use or permit the Premises to be used for any other purposes without the prior written consent of Landlord, which consent may be withheld in Landlord’s sole and absolute discretion. Tenant shall not allow occupancy density of use of the Premises which is greater than the average density of the other tenants of the Building. Tenant further covenants and agrees that it shall not use, or permit any person or persons to use, the Premises or any part thereof for any use or purpose contrary to the rules and regulations, attached hereto as Exhibit D, or in violation of the laws of the United States of America, the State of California, or the ordinances, regulations or requirements of the local municipal or county governing body or other lawful authorities having jurisdiction over the Building. Landlord shall not be responsible to Tenant for the nonperformance of any of such rules and regulations by or otherwise with respect to the acts or omissions of any other tenants, guests or occupants of the Building.

11.2.    Tenant shall comply with all recorded covenants, conditions, and restrictions now or hereafter affecting the real property underlying the Project. Tenant shall, at its expense, obtain any governmental permits or approvals required for Tenant’s intended use of the Premises except as may be expressly provided in Exhibit B. The obtaining of any such permits or approvals is not a condition to any of Tenant’s obligations under this Lease. Tenant acknowledges that except as expressly stated in this Lease, neither Landlord nor Landlord’s agent has made any representation or warranty, whether express or implied, as to the Premises, including, without limitation, the suitability of the Premises for the conduct of Tenant’s business. Except as otherwise expressly provided in this Lease, including, without limitation, Section 6 of this Lease, Tenant accepts the Premises in their AS IS condition as of the Lease Date, with all faults and defects. Tenant has been advised by Landlord to conduct its own investigation of the suitability of the Premises for Tenant’s intended use, including, without limitation, a careful inspection of the Premises, a review of all applicable laws and ordinances, and inquiries of all applicable government agencies before executing this Lease.

12.    SIGNS

Landlord retains absolute control over the exterior appearance of the Building and Project and the exterior appearance of the Premises as viewed from the public halls and public areas. Tenant will not install, or permit to be installed, any drapes, furnishings, signs, lettering, designs, advertising or any items that will in any way alter the exterior appearance of the Building or the exterior appearance of the Premises as viewed from the public halls and public areas. Any sign, advertising, design, or lettering installed by Tenant shall be considered an Alteration (as defined in Section 7.3) and shall be subject to the provisions of Article 7. Notwithstanding the foregoing, at Tenant’s sole cost and expense, Landlord shall (a) maintain building standard listings on the Building directory for Tenant, and (b) install Building standard suite signage at the entrance to the Premises.  All signage rights granted to Tenant under this Lease are personal, and may not be assigned or transferred without Landlord’s prior written consent, which consent Landlord may withhold in its sole discretion.

13.    ASSIGNMENT AND SUBLETTING

13.1.    Tenant shall not assign, transfer, mortgage or otherwise encumber this Lease or sublet or rent (or permit a third party to occupy or use) (collectively, a “Transfer”) the Premises, or any part thereof, nor shall any Transfer of this Lease or the right of occupancy be effected by operation of law or otherwise, without the prior written consent of Landlord which shall not be unreasonably withheld or delayed; provided, however, that the parties hereby agree that it shall be deemed to be reasonable under this Lease and under any applicable law for Landlord to withhold consent to any proposed Transfer where, without limitation as to other reasonable grounds for withholding consent: (i) the transferee is of a character or reputation or engaged in a business which is not consistent with the quality of the Building; (ii) the transferee is either a governmental agency or instrumentality thereof; (iii) the transferee is not a party of reasonable financial worth and/or financial stability in light of the responsibilities involved under this Lease on the date consent is requested; (iv) the Transfer may result in a significant increase in the use of the utilities, services or Common Areas of the Project; (v) the proposed assignee or sublessee is an existing tenant of the Building or is currently negotiating with Landlord for space in the Building, (vi) the proposed Transfer would cause a violation of another lease for space in the Building, or would give an occupant of the Building a right to cancel its lease, or (vii) Tenant has committed an Event of Default which has not been cured. For purposes of the foregoing prohibitions, a transfer at any one time or from time to time of fifty percent (50%) or more of an interest in Tenant (whether stock, partnership interest or other form of ownership or control) by any person(s) or entity(ties) having an interest in ownership or control of Tenant at the Lease Date shall be deemed to be a Transfer of this Lease. Notwithstanding the foregoing, however, neither an assignment of the Premises to a transferee which is the resulting entity of a merger or consolidation of Tenant with another entity, nor an assignment or subletting of all or a portion of the Premises to an affiliate of Tenant (an entity which is controlled by, controls, or is under common control with, Tenant) (each, a “Permitted Transferee”), shall be deemed a Transfer, provided that Tenant notifies Landlord in writing at least thirty days in advance of any such assignment or sublease, and promptly supplies Landlord with any documents or information reasonably requested by Landlord regarding such Transfer or transferee, that the tangible net worth of such transferee is not less than Tenant’s net worth as of the date of this Lease, and that such assignment or sublease is not a subterfuge by Tenant to avoid its obligations under this Lease. In no event shall Tenant be deemed to have been released under this Lease in the event of such transfer and Tenant shall remain primarily liable hereunder. Notwithstanding any provision of this Lease, or any present or future law to the contrary, Landlord and Tenant hereby expressly agree that if a court of competent jurisdiction determines that Landlord unreasonably withheld consent to a proposed Transfer, then Tenant’s sole and exclusive remedy for such breach by Landlord shall be limited to termination of this Lease as of the date of such court determination, and Tenant hereby expressly waives the right to recover any monetary damages of whatever kind for such breach. If Landlord consents to the proposed Transfer, (a) the initial Tenant, subsequent transferees, and all guarantors shall remain liable under this Lease, and Tenant shall obtain the prior written consent of any guarantor to such Transfer in a form acceptable to Landlord; and (b) each of the transferees shall agree in a writing acceptable to Landlord to assume and be bound by all of the terms and conditions of this Lease. Any Transfer without Landlord’s written consent shall be voidable by Landlord and, at Landlord’s election, constitute an “Event of Default,” as that term is defined in Article 24 of this Lease. Neither the consent by Landlord to any Transfer nor the collection or acceptance by Landlord of Rent from any assignee, subtenant or occupant shall be construed as a waiver or release of the initial Tenant or any guarantor from the terms and conditions of this Lease or relieve Tenant or any subtenant, assignee or other party from obtaining the consent in writing of Landlord to any further Transfer. Tenant hereby assigns to Landlord the Rent and other sums due from any subtenant, assignee or other occupant of the Premises and hereby authorizes and directs each such subtenant, assignee or other occupant to pay such rent or other sums directly to Landlord; provided, however, that until the occurrence of an Event of Default, Tenant shall have the license to continue collecting such rent and other sums.

If Landlord consents to a Transfer under this Section 13.1, Tenant will pay Landlord’s reasonable processing costs and attorneys’ fees incurred in giving such consent, provided that in no event shall such costs and fees exceed $2,000.00 with respect to any one Transfer. If, for any proposed Transfer, Tenant contracts to receive total Rent or other consideration exceeding the total Rent called for hereunder (prorated by the ratio that the assignment or sublease term and square footage bears to the term and square footage of this Lease) after deduction (amortized over the term of the assignment or sublease) of Tenant’s reasonable costs for tenant improvements, Tenant will pay the excess to Landlord as additional Rent promptly upon receipt.

13.2.    In the event of a proposed assignment or subletting of more than fifty-percent (50%) of the Premises, Landlord shall also have the right, by notice to Tenant, to terminate this Lease in the event of an assignment as to all of the Premises and, in the event of a sublease, as to the subleased portion of the Premises and to require that all or part, as the case may be, of the Premises be surrendered to Landlord for the balance of the Term (collectively “Recapture the Lease”). Notwithstanding the previous sentence, if, before entering into a proposed assignment or sublease, Tenant gives written notice to Landlord of Tenant’s intention to sublease or assign, and Landlord does not, within fifteen (15) business days after Landlord’s actual receipt of such written notice and all information requested by Landlord relating to such proposed assignment or subletting, provide written notice to Tenant that Landlord intends to Recapture the Lease, then Landlord may not Recapture the Lease by reason of such proposed assignment or subletting, provided that: (i) if Landlord consents to the proposed assignment or subletting, Tenant shall complete such assignment or sublease within one hundred twenty (120) days after the end of such fifteen (15) day period, and (ii) nothing contained in this Section 13.2 shall be deemed to waive any of Landlord’s rights to approve or disapprove a Transfer as provided in Section 13.1 of this Lease. If, within fifteen (15) business days after Landlord’s actual receipt of written notice of Tenant’s intention to sublease or assign, Landlord informs Tenant that Landlord intends to Recapture the Lease, then Tenant shall have the option to rescind its intention to sublease or assign the Premises by providing Landlord with written notice within ten (10) business days after Tenant’s receipt of Landlord’s written notice regarding its intention to Recapture the Lease, and Landlord shall not have the right to Recapture the Lease. This Section 13.2 shall not apply to Permitted Transferees.

14.    EMINENT DOMAIN

In the event any portion of the Premises is taken from Tenant under eminent domain proceedings, Tenant shall have no right, title or interest in any award made for such taking, except for any separate award for fixtures and improvements installed by Tenant and which have not become the property of Landlord. If ten percent (10%) or more of the Premises or Building shall be taken by power of eminent domain or condemned by any competent authority for any public or quasi-public use or purpose, or if Landlord shall grant a deed or other instrument in lieu of such taking by eminent domain or condemnation, Landlord shall have the option to terminate this Lease upon ninety (90) days notice, provided such notice is given no later than one hundred eighty (180) days after the date of such taking, condemnation, reconfiguration, vacation, deed or other instrument. If ten percent (10%) or more of the Premises shall be taken or access to the Premises is substantially impaired, Tenant shall have the option to terminate this Lease upon ninety (90) days notice, provided such notice is given no later than sixty (60) days after the date of such taking, condemnation, reconfiguration, vacation, deed or other instrument. Tenant hereby waives any and all rights it might otherwise have pursuant to Section 1265.130 of the California Code of Civil Procedure.

15.    WAIVER AND SEVERABILITY

15.1.    The consent of Landlord in any instance to any variation of the terms of this Lease, or the receipt of Rent with knowledge of any breach, shall not be deemed to be a waiver as to any breach of any Lease covenant or condition, nor shall any waiver occur to any provision of this Lease except in writing, signed by Landlord or Landlord’s authorized agent. The waiver or relinquishment by Landlord of any right or power contained in this Lease at any one time or times shall not be considered a waiver or relinquishment of any right or power at any other time or times. If Tenant tenders payment to Landlord of an amount which is less than the Rent then due to Landlord, at Landlord’s option, Landlord may reject such tender, and such tender shall be void and of no effect, or Landlord may accept such tender, without prejudice to Landlord’s right to demand the balance due. This Lease constitutes the entire agreement of the parties and supersedes any and all prior or contemporaneous written or oral negotiations, correspondence, understandings and agreements between the parties respecting the subject matter hereof. No supplement, modification or amendment to this Lease shall be binding unless executed in writing by both parties.

15.2.    If any term or provision of this Lease or any application shall be invalid or unenforceable, then the remaining terms and provisions of this Lease shall not be affected.

16.    USE OF COMMON FACILITIES

As used in this Lease, “Common Areas” shall mean all areas within the Project which are available for the common use of tenants of the Project and which are not leased or held for the exclusive use of Tenant or any other tenant. Common Areas include without limitation parking areas and driveways, sidewalks, loading areas, lobbies, stairways, elevators, access road, corridors, landscaped and planted areas. Use of the Common Areas may be restricted by Landlord from time to time for purposes of repairs or renovations.

17.    SERVICES

Tenant shall contract for and pay directly (at Tenant’s sole cost and expense) when due, all services and utilities to the Premises, including, but not limited to, heating, ventilation and air-conditioning, electricity, water, gas, light, power, trash pick-up, sewer, telephone, sprinkler charges, janitorial and interior security services and all other utility services supplied to the Premises, and all taxes and surcharges thereon, together with maintenance charges related thereto. If any such services are not separately billed or metered to Tenant, the cost of all services shall be included within Operating Costs, unless charged directly (and not as a part of Operating Costs) to Tenant. Landlord reserves the right to separately meter or monitor any utility services provided to the Premises. The cost of any meter shall be borne by Tenant. Landlord shall be under no responsibility or liability for failure or interruption in such services caused by breakage, accident, strikes, repairs or for any other causes, nor in any event for any indirect or consequential damages; and such failure or interruption shall not be construed as an eviction of Tenant, nor work an abatement of Rent, nor render Landlord liable in damages, nor release Tenant from prompt fulfillment of any of the covenants under this Lease.

18.    ENTRY OF LANDLORD

Landlord reserves the right to enter upon the Premises at all reasonable times and reserves the right, during the last eight (8) months of the Term where Tenant has not delivered an Option Notice pursuant to Section 3.2.1(i) or during the last six (6) months of the Term where Tenant has not delivered a written notice pursuant to Section 3.2.1(iii), to show the Premises at reasonable times to prospective tenants and to affix for lease/rent signs to the Building at the Landlord’s discretion. Landlord may, upon 24 hours prior notice (provided that no prior notice is required in the event of an emergency), enter the Premises at any time for purposes of repair or maintenance of the Premises or any portion of the Project, or for the health, safety or protection of any person or property. If deemed appropriate by Landlord for the health, safety or protection of person or property, Tenant shall, upon notice from Landlord, vacate the Premises as Landlord directs.

19.    INTENTIONALLY DELETED

20.    SUBORDINATION AND ATTORNMENT

This Lease is subject and subordinate to all ground or underlying leases and to any first mortgage(s) which may now or hereafter affect those leases or the land and to all renewals, modifications, consolidations, replacements and extensions thereof. This subordination shall be self-operative; however, Tenant shall execute promptly any instrument that Landlord or any first mortgagee may request confirming subordination. Tenant hereby constitutes and appoints Landlord as Tenant’s attorney-in-fact to execute any such instrument on behalf of Tenant. Before any foreclosure sale under a mortgage, the mortgagee shall have the right to subordinate the mortgage to this Lease, and, in the event of a foreclosure, this Lease may continue in full force and effect and Tenant shall attorn to and recognize as its landlord the purchaser of Landlord’s interest under this Lease. Tenant shall, upon the request of a mortgagee or purchaser at foreclosure, execute, acknowledge and deliver any instrument that has for its purpose and effect the subordination of the lien of any mortgage to this Lease or Tenant’s attornment to the purchaser.

21.    ESTOPPEL CERTIFICATES

Tenant shall at any time upon not less than ten (10) business days prior written notice from Landlord execute, acknowledge and deliver to Landlord a statement in writing (i) certifying that this Lease is unmodified and in full force and effect (or, if modified, stating the nature of such modification and certifying that this Lease, as so modified, is in full force and effect) and the date to which the Periodic Rent is paid in advance, if any, (ii) acknowledging that there are not, to Tenant’s knowledge, any uncured Landlord defaults, or specifying such defaults if any are claimed, and (iii) including any information, certification or acknowledgement as may be reasonably requested by Landlord. Any such statement may be conclusively relied upon by a prospective purchaser or encumbrancer of the Premises. Tenant’s failure to deliver this statement within such time shall be conclusive upon Tenant (i) that this Lease is in full force, without modification except as may be represented by Landlord, (ii) that there are no uncured defaults in Landlord’s performance, and (iii) that not more than one month’s Base Rent has been paid in advance. If Landlord desires to finance or refinance the Project, or any part thereof, Tenant agrees to deliver to any lender designated by Landlord such financial statements or other information concerning Tenant as may be reasonably required by that lender, including, without limitation, the past three years’ financial statements. All such financial statements shall be received by Landlord in confidence and shall be used only for the specified purposes.

22.    BUILDING RULES AND REGULATIONS

Tenant agrees to abide by all reasonable rules and regulations of the Building imposed by Landlord. These rules and regulations, presented as Exhibit D attached hereto, are imposed for the cleanliness, good appearance, proper maintenance, good order and reasonable use of the Premises and the Building, and as may be reasonably necessary for the proper enjoyment of the Building by all tenants and their clients, customers and employees. The rules and regulations may be reasonably changed from time to time by the Landlord on reasonable notice to Tenant. Landlord shall not be responsible to Tenant for the nonperformance of any rules and regulations by or otherwise with respect to the acts or omissions of any other tenant or occupants of the Project.

23.    NOTICES

All notices or other communications between the parties shall be in writing and shall be deemed duly given, if delivered in person, or upon the earlier of receipt, if mailed by certified or registered mail, or three (3) days after certified or registered mailing, return receipt requested, postage prepaid, or upon confirmation of delivery by an overnight delivery service (such as Federal Express or Overnite Express), addressed and sent to the parties at their addresses set forth in Sections 1.15 and 1.16. Landlord and Tenant may from time to time by written notice to the other designate another address for receipt of future notices.

24.    EVENTS OF DEFAULT

Each of the following shall constitute an “Event of Default:” (i) Tenant fails to pay Rent within five (5) days after receipt of written notice from Landlord that such amount is due, (ii) Tenant fails to observe or perform any other Lease term, condition, obligation or covenant binding upon, or required of Tenant within thirty (30) days after receipt of written notice from Landlord; provided, however, if the nature of such default is such that the same cannot be reasonably cured within a thirty (30) day period (unless such failure to perform is materially and adversely affecting other tenants in the Building), Tenant shall not be deemed to be in default if Tenant diligently commences such cure within such period and thereafter diligently proceeds to rectify and cure said default, but in no event shall such period exceed ninety (90) days, (iii) Tenant abandons the Premises; (iv) Tenant or any guarantor of this Lease makes or consents to a general assignment for the benefit of creditors or a common law composition of creditors, or a receiver of the Premises or all or substantially all of Tenant’s or guarantor’s assets is appointed, (v) Tenant or any guarantor files a voluntary petition in any bankruptcy or insolvency proceeding, or an involuntary petition in any bankruptcy or insolvency proceeding is filed against Tenant or any guarantor, and is not discharged by Tenant or the guarantor within sixty (60) days, (vi) any guarantor repudiates or breaches its guaranty in any way, or (vii) there is a Transfer (as defined in Article 13) of the Premises or the Lease by Tenant, without the prior written consent of Landlord as required by Article 13.

25.    LANDLORD’S REMEDIES

25.1.    Upon the occurrence of an Event of Default, Landlord, at its option, without further notice or demand to Tenant, shall have in addition to all other rights and remedies provided in this Lease, at law or in equity, the option to pursue any one or more of the following remedies, each and all of which shall be cumulative and nonexclusive, without any notice or demand whatsoever.

25.1.1.    Terminate this Lease, in which event Tenant shall immediately surrender the Premises to Landlord, and if Tenant fails to do so, Landlord may, without prejudice to any other remedy which it may have for possession or arrearages in Rent, enter upon and take possession of the Premises and expel or remove Tenant and any other person who may be occupying the Premises or any part thereof, without being liable for prosecution or any claim or damages therefor; and Landlord may recover from Tenant the following:

25.1.1.1.    The worth at the time of award of any unpaid rent which has been earned at the time of such termination; plus

25.1.1.2.    The worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

25.1.1.3.    The worth at the time of award of the amount by which the unpaid rent for the balance of the Term after the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

25.1.1.4.    Any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom, specifically including but not limited to, brokerage commissions and advertising expenses incurred, expenses of remodeling the Premises or any portion thereof for a new tenant, whether for the same or a different use, and any special concessions made to obtain a new tenant; and

25.1.1.5.    At Landlord’s election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable law.

The term “rent” as used in this Section 25.1 shall be deemed to be and to mean all sums of every nature required to be paid by Tenant pursuant to the terms of this Lease, whether to Landlord or to others, including, without limitation, late charges and interest. As used in Sections 25.1.1(i) and (ii), above, the “worth at the time of award” shall be computed by allowing interest at the rate set forth in Section 25.3, below, but in no case greater than the maximum amount of such interest permitted by law. As used in Section 25.1.1(iii) above, the “worth at the time of award” shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).

25.1.2.    Landlord shall have the remedy described in California Civil Code Section 1951.4 (lessor may continue lease in effect after lessee’s breach and abandonment and recover rent as it becomes due, if lessee has the right to sublet or assign, subject only to reasonable limitations). Accordingly, if Landlord does not elect to terminate this Lease on account of any default by Tenant, Landlord may, from time to time, without terminating this Lease, enforce all of its rights and remedies under this Lease, including the right to recover all rent as it becomes due.

25.2.    Whether or not Landlord elects to terminate this Lease on account of any default by Tenant, as set forth in this Article 25, Landlord shall have the right to terminate any and all subleases, licenses, concessions or other consensual arrangements for possession entered into by Tenant and affecting the Premises or may, in Landlord’s sole discretion, succeed to Tenant’s interest in such subleases, licenses, concessions or arrangements. In the event of Landlord’s election to succeed to Tenant’s interest in any such subleases, licenses, concessions or arrangements, Tenant shall, as of the date of notice by Landlord of such election, have no further right to or interest in the rent or other consideration receivable thereunder.

25.3.    If Tenant fails to pay any Rent within five (5) days after the Rent becomes due and payable, Tenant shall pay to Landlord a late charge of ten percent (10%) of the amount of overdue Rent. Notwithstanding the foregoing, Tenant shall not be obligated to pay such late charge for the first such late payment in any twelve (12) month period, provided that such payment is made within five (5) days after receipt of written notice from Landlord that such amount was not paid when due. In addition, any late Rent payment shall bear interest from the date that Rent became due and payable to the date of payment by Tenant at the interest rate of ten percent (10%) per annum, provided that in no case shall such rate be higher than the highest rate permitted by applicable law. Late charges and interest shall be due and payable within two (2) days after written demand from Landlord.

26.    RIGHT OF LANDLORD TO CURE TENANT’S DEFAULT

If an Event of Default occurs, then Landlord may (but shall not be obligated to) make such payment or do such act to cure the Event of Default, and charge the expense, together with interest, at the interest rate set forth in Section 25.3, to Tenant. Payment for the cure shall be due and payable by the Tenant upon demand; however, the making of any payment or the taking of such action by Landlord shall not be deemed to cure the Event of Default or to stop Landlord from the pursuit of any remedy to which Landlord would otherwise be entitled.

27.    COMPLIANCE WITH LAW

Tenant shall not do anything or suffer anything to be done in or about the Premises which will in any way conflict with any law, statute, ordinance or other governmental rule, regulation or requirement now in force or which may hereafter be enacted or promulgated. At its sole cost and expense, Tenant shall promptly comply with all such governmental measures, other than the making of structural changes or changes to the Building’s life safety system. Should any standard or regulation now or hereafter be imposed on Landlord or Tenant by a state, federal or local governmental body charged with the establishment, regulation and enforcement of occupational, health or safety standards for employers, employees, landlords or tenants, then Tenant agrees, at its sole cost and expense, to comply promptly with such standards or regulations. The judgment of any court of competent jurisdiction or the admission of Tenant in any judicial action, regardless of whether Landlord is a party thereto, that Tenant has violated any of said governmental measures, shall be conclusive of that fact as between Landlord and Tenant.

28.    BENEFIT

Subject to the provisions of Article 13 hereof, the rights, duties and liabilities created hereunder shall inure to the benefit of and be binding upon the parties hereto, their heirs, personal representatives, successors and assigns.

29.    PROHIBITION AGAINST RECORDING

Except as provided in this Lease, neither this Lease, nor any memorandum, affidavit or other writing with respect thereto, shall be recorded by Tenant or by anyone acting through, under, or on behalf of Tenant, and the recording thereof in violation of this provision shall make this Lease null and void at Landlord’s election.

30.    TRANSFER OF LANDLORD’S INTEREST

Tenant acknowledges that Landlord has the right to transfer all or any portion of its interest in the Project and Building and in this Lease and Tenant agrees that in the event of any such transfer and a transfer of the security deposit and the express assumption by the assignee of all of Landlord’s obligations under this Lease, Landlord shall automatically be released from all liability under this Lease and Tenant agrees to look solely to such transferee for the performance of Landlord’s obligations hereunder after the date of transfer. Tenant further acknowledges that Landlord may assign its interest in this Lease to a mortgage lender as additional security and agrees that such an assignment shall not release Landlord from its obligations hereunder and that Tenant shall continue to look to Landlord for the performance of its obligations hereunder.

31.    FORCE MAJEURE

Any prevention, delay or stoppage due to strikes, lockouts, labor disputes, acts of God, inability to obtain services, labor or materials or reasonable substitutes therefore, governmental actions, civil commotions, fire or other casualty, and other causes beyond the reasonable control of the party obligated to perform (collectively, the “Force Majeure”), except with respect to the obligations imposed with regard to Rent and other charges to be paid by Tenant pursuant to this Lease, and Tenant’s obligations under Articles 10, 11 and 27 of this Lease notwithstanding anything to the contrary contained in this Lease, shall excuse the performance of such party for a period equal to any such prevention, delay, or stoppage and, therefore, if this Lease specifies a time period for performance of an obligation of either party, that time period shall be extended by the period of any delay in such party’s performance caused by a Force Majeure.

32.    LANDLORD’S LIMITATION OF LIABILITY

It is expressly understood and agreed that notwithstanding anything in this Lease to the contrary, and notwithstanding any applicable law to the contrary, the liability of Landlord hereunder (including any successor landlord) and any recourse by Tenant against Landlord shall be limited solely and exclusively to the interest of Landlord in and to the Premises, and neither Landlord, nor any of its constituent partners, shall have any personal liability therefor, and Tenant hereby expressly waives and releases such personal liability on behalf of itself and all persons claiming by, through or under Tenant. Under no circumstances shall Landlord be liable for special damages, indirect damages or other consequential damages, including without limitation, injury to Tenant’s business or for any loss of income or profit therefrom.

33.    LANDLORD’S EXCULPATION

No present or future officer, director, employee, trustee, partner, member, manager, retirant, beneficiary, internal investment contractor, investment manager or agent of Landlord shall have any personal liability, directly or indirectly, and recourse shall not be had against any such officer, director, employee, trustee, partner, member, manager, retirant, beneficiary, internal investment contractor, investment manager or agent under or in connection with this Lease or any other document or instrument heretofore or hereafter executed in connection with this Lease. Tenant hereby waives and releases any and all such personal liability and recourse. The limitations of liability provided in this Article 33 are in addition to, and not in limitation of, any limitation on liability applicable to Landlord provided by law or in any other contract, agreement or instrument.

34.    BUILDING RENOVATIONS

Tenant hereby acknowledges that Landlord is currently renovating or may during the Term renovate, improve, alter, or modify (collectively, the “Renovations”) the Building and/or the Premises, which Renovations may include, without limitation, (i) installing sprinklers in the Common Areas and tenant spaces, (ii) modifying the Common Areas and tenant spaces to comply with applicable laws and regulations, including regulations relating to the physically disabled, and (iii) installing new carpeting, lighting, and wall coverings in the Common Areas. Tenant hereby agrees that such Renovations shall in no way constitute a constructive eviction of Tenant nor entitle Tenant to any abatement of Rent, provided that Landlord uses commercially reasonable efforts to minimize interference with Tenant’s use, possession and enjoyment of the Premises. Subject to the foregoing, Landlord shall have no responsibility, or for any reason be liable, to Tenant for any injury to or interference with Tenant’s business arising from the Renovations, nor shall Tenant be entitled to any compensation or damages from Landlord for loss of the use of the whole or any part of the Premises or of tenant’s personal property or improvements resulting from the Renovations, or for any inconvenience or annoyance occasioned by such Renovations.

35.    ATTORNEYS’ FEES

If either party commences litigation against the other for the specific performance of this Lease, for damages for breach hereof or otherwise for enforcement of any remedy hereunder, the parties hereto agree to, and hereby do waive any right to a trial by jury and, in the event of any such commencement of litigation, the prevailing party shall be entitled to recover from the other party such costs and reasonable attorney’s fees as may have been incurred, as well as reasonable attorneys’ fees and costs incurred in enforcing any judgment against the non-prevailing party.

36.    SURRENDER OF THE PREMISES

Tenant shall peaceably surrender the Premises to Landlord on the Expiration Date or earlier termination of this Lease, in broom-clean condition and in as good condition as when Tenant took possession, including, without limitation, the repair of any damage to the Premises caused by the removal of any of Tenant’s personal property or trade fixtures from the Premises, except for reasonable wear and tear and loss by fire or other casualty not caused by Tenant or its agents, and subject to Section 7.4. Notwithstanding anything to the contrary contained herein, on or before the Expiration Date or any earlier termination of this Lease, Tenant shall, at Tenant’s sole cost and expense and in compliance with the National Electric Code and other applicable laws, remove all electronic, fiber, phone and data cabling and related equipment that has been installed by or for the exclusive benefit of Tenant in or around the Premises (collectively, the “Cabling”); provided, however, Tenant shall not remove the Cabling if Tenant receives a written notice from Landlord at least fifteen (15) days prior to the expiration of the Lease authorizing all or any portion of the Cabling to remain in place, in which event the Cabling or portion thereof authorized by Landlord remain at the Premises shall be surrendered with the Premises upon expiration or earlier termination of this Lease. Subject to Section 7.4, any of Tenant’s personal property left on or in the Premises, the Building or the Common Areas after the Expiration Date or earlier termination of this Lease shall be deemed to be abandoned without any further notice whatsoever to Tenant by Landlord, and, at Landlord’s option, Landlord may dispose of said property in any manner it deems appropriate, without compensation to Tenant, and title shall pass to Landlord under this Lease. Landlord reserves the right to charge Tenant for the removal, storage and disposition of any of Tenant’s personal property left within any portion of the Project. Tenant hereby waives any rights it may have under Sections 1980 through 1991 of the California Civil Code, or any other statutes of similar import.

37.    HOLDING OVER

In the event that Tenant shall not immediately surrender the Premises to Landlord on the Expiration Date or earlier termination of this Lease, Tenant shall be deemed to be a month to month tenant upon all of the terms and provisions of this Lease, provided however, the monthly Base Rent shall be one hundred fifty percent (150%) of the monthly Base Rent in effect during the last month of the Term (except that if for such last month of the Term, there was a rent credit or abatement, then the month immediately prior thereto for which there was no such rent credit or abatement, shall be used instead). The provisions of this Article 37 shall not be deemed to limit or constitute a waiver of any other rights or remedies of Landlord provided herein or at law. If Tenant shall hold over after the Expiration Date or earlier termination of this Lease, and Landlord shall desire to regain possession of the Premises, then Landlord may forthwith re-enter and take possession of the Premises without process, or by any legal process in force in the State of California, and Tenant shall protect, defend, indemnify and hold Landlord harmless from all loss, costs (including reasonable attorneys’ fees) and liability resulting from Tenant’s holding over, including, without limiting the generality of the foregoing, the cost of unlawful detainer proceedings instituted by Landlord against Tenant, increased construction costs to Landlord as a result of Landlord’s inability to timely commence construction of tenant improvements for a new tenant for the Premises, lost profits that results from Landlord’s inability to timely deliver the Premises to such new tenant, and any claims made by any succeeding tenant founded upon such failure to surrender and any lost profits to Landlord resulting therefrom.

38.    JOINT AND SEVERAL

If there is more than one Tenant, the obligations imposed upon Tenant under this Lease shall be joint and several.

39.    TIME IS OF THE ESSENCE; GOVERNING LAW

Time is of the essence as to Tenant’s obligations contained in this Lease. This Lease shall be construed and enforced in accordance with the laws of the State of California.

40.    SUBMISSION OF LEASE

Submission of this instrument for examination or signature by Tenant does not constitute a reservation of or an option for lease, and it is not effective as a lease or otherwise until execution and delivery by both Landlord and Tenant.

41.    BROKERS

Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Lease, excepting only the real estate brokers or agents specified in Section 1.12 (the “Brokers”), and that they know of no other real estate broker or agent who is entitled to a commission in connection with this Lease. Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, and costs and expenses (including without limitation reasonable attorneys’ fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of the indemnifying party’s dealings with any real estate broker or agent other than the Brokers. The terms of this Article 41 shall survive the expiration or earlier termination of the Term.

42.    HAZARDOUS MATERIALS

42.1.    As used in this Lease, the term “Hazardous Material” means any flammable items, explosives, radioactive materials, hazardous or toxic substances, material or waste or related materials, including, without limitation, any substances defined as or included in the definition of “hazardous substances”, “hazardous wastes,” “infectious wastes,” “hazardous materials” or “toxic substances” now or subsequently regulated under any federal, state or local laws or regulations including, without limitation, petroleum-based products, printing inks, acids, pesticides, asbestos, PCBs and similar compounds, and including any different products and materials which are subsequently found to have adverse effects on the environment or the health and safety of persons.

42.2.    Tenant shall not cause or permit any Hazardous Material to be generated, produced, brought upon, used, stored, treated or disposed of in or about the Premises or the Project by Tenant, its agents, employees, contractors, affiliates, sublessees or invitees. Tenant shall indemnify, defend and hold Landlord harmless from all actions (including, without limitation, remedial or enforcement actions of any kind, and administrative or judicial proceedings and orders or judgments), costs, claims, damages (including punitive damages), expenses (including, attorneys’, consultants’ and experts’ fees, court costs) amounts paid in settlement, fines, forfeitures or other civil, administrative or criminal penalties, injunctive or other relief, liabilities or losses arising from a breach of this prohibition by Tenant, its agents, employees, contractors, affiliates, sublessees or invitees. Upon expiration or earlier termination of this Lease, Tenant shall cause any Hazardous Materials arising out of or related to the use or occupancy of the Premises by Tenant or its agents, affiliates, customers, employees, business associates or assigns to be removed from the Premises and the Project and properly transported for use, storage or disposal in accordance with all applicable laws, regulations and ordinances.

43.    LANDLORD’S RESERVATIONS

In addition to the other rights of Landlord under this Lease, Landlord reserves the right to change the street address and/or name of the Building without being deemed to be guilty of an eviction, actual or constructive, or a disturbance or interruption of the business of Tenant or Tenant’s use or occupancy of the Premises.

44.    PARKING

Tenant shall receive the use of the number of parking spaces set forth in Section 1.17 upon Tenant’s compliance with all parking rules and regulations issued from time to time by Landlord and at no cost to Tenant. Tenant shall have the right (i) to lease from Landlord for the Tenant’s use, additional spaces at the prevailing market rates established from time to time by Landlord, as and when made available to Tenant by Landlord, and (ii) to assign or sublease any or all of the parking spaces to the extent such assignment or subletting is in accordance with Section 13.

45.    INTENTIONALLY OMITTED

46.    CONFIDENTIALITY

Tenant acknowledges and agrees that the terms of this Lease and any future amendments or other agreements in connection with this Lease are confidential and constitute proprietary information of Landlord. Disclosure of the terms could adversely affect the ability of Landlord to negotiate other leases and impair Landlord’s relationship with other tenants. Accordingly, Tenant agrees that it, and its partners, agents, representatives, officers, directors, employees and attorneys, shall not disclose, either directly or indirectly, any of the terms or conditions of this Lease or any future amendments or other agreements in connection with this Lease, to any person or entity, except (a) to personnel employed by Tenant, as reasonably necessary for Tenant's performance of its obligations under this Lease, (b) for tax reporting purposes, (c) in any legal action or as required by law, (d) to prospective subtenants or assignees under this Lease, (e) as required in connection with any filing required with the Securities and Exchange Commission, or (f) as reasonably necessary in connection with any merger or acquisition or other business purpose of Tenant. The preceding provisions of this paragraph shall not apply to, or bar or limit any legal action between Tenant and the Landlord to enforce this Lease.

47.    INTERPRETATION OF LEASE

Landlord and Tenant have had the opportunity to review and revise this Lease. As such, this Lease shall be construed and interpreted as the joint work product of Landlord and Tenant and/or their attorneys. The rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in any interpretation of this Lease. This Lease and all of its terms shall be construed equally as to Landlord and Tenant.

48.    WAIVER OF REDEMPTION AND JURY TRIAL

TENANT HEREBY EXPRESSLY WAIVES ANY AND ALL RIGHTS OF REDEMPTION CONFERRED BY STATUTE OR OTHERWISE, AND, WITH RESPECT TO ANY LITIGATION ARISING OUT OF THIS LEASE, AND TO THE EXTENT PERMITTED BY LAW, LANDLORD AND TENANT WAIVE THE RIGHT TO A TRIAL BY JURY AND THE RIGHT TO FILE IN SUCH ACTION ANY COUNTERCLAIMS OR CROSS-CLAIMS AGAINST THE OTHER (OTHER THAN COMPULSORY COUNTERCLAIMS OR CROSS-CLAIMS).

49.    COUNTERPARTS

This Lease may be executed in counterparts, each of which shall be deemed an original, but such counterparts, when taken together, shall constitute one agreement.

[SIGNATURES ON NEXT PAGE]

IN WITNESS WHEREOF, the parties hereto have executed or caused this Lease to be executed by their authorized agents as of the Lease Date.

“Landlord”:

WESTCORE PENINSULA VINTAGE, LLC,
a Delaware limited liability company

By:	Westcore Peninsula, LLC,
a Delaware limited liability company,
its Manager

By:  /s/ Donald Ankeny
Donald Ankeny, Authorized Signatory

“Tenant”:

OXIS INTERNATIONAL, INC.,
a Delaware corporation

By: /s/ Steven T. Guillen
Authorized Signatory

By:______________________________
Authorized Signatory